Exhibit 99.1

WestRock to Acquire Remaining Interest in Grupo Gondi

ATLANTA--(BUSINESS WIRE)--July 27, 2022--WestRock Company (NYSE: WRK) today announced that it has entered into an agreement to acquire the remaining interest in Grupo Gondi for $970 million, plus the assumption of debt, representing an estimated implied enterprise value of $1.763 billion.

Upon completion of this transaction, WestRock will further enhance its leading position in the growing Latin American containerboard, paperboard and consumer and corrugated packaging markets. Grupo Gondi operates four paper mills, nine corrugated packaging plants and six high graphic plants throughout Mexico, producing sustainable packaging for a wide range of end markets in the region. The tuck-in acquisition will provide WestRock further geographic and end market diversification as well as position the Company to continue to grow in the attractive Latin American market.

"Acquiring the remaining interest in Grupo Gondi is the next strategic step in our broader North American paper and packaging expansion strategy," said David B. Sewell, chief executive officer of WestRock. "As onshoring continues to grow in the region, WestRock will be well positioned to meet this growing demand with fully integrated operations in Mexico. We will also have expanded capabilities to serve customers across many geographies, driving additional productivity and cost savings.”

“WestRock and Grupo Gondi have been great joint venture partners over the past six years, working together to provide outstanding service and innovation for our customers,” said Alejandro González Cimadevilla, Grupo Gondi's president and chairman of the board. "Becoming part of WestRock, with its scale, geographic footprint, and customer-focused solutions, will further enhance our ability to provide complete packaging solutions for our customers.”

“When we complete this transaction, Grupo Gondi will continue to excel as part of WestRock, said Eduardo Posada, CEO of Grupo Gondi. “I look forward to joining the WestRock team and serving our customers with the expanded capabilities and reach of WestRock.”

WestRock currently owns 32.3% of Grupo Gondi, and this transaction will secure the remaining 67.7%. This acquisition is expected to be immediately accretive to earnings, subject to purchase accounting adjustments. Grupo Gondi’s calendar year 2022 EBITDA is estimated to be approximately $200 to $210 million. WestRock expects to achieve an incremental $60 million in annual synergies by year three following the closing.

The transaction firmly aligns with WestRock’s capital allocation and acquisition framework, providing significant strategic and financial benefits. The Company expects the transaction to achieve a return on invested capital greater than 10% by year three following the closing and for WestRock to remain within its targeted net leverage range of 1.75x to 2.25x debt to EBITDA.

The acquisition, which is subject to a number of customary closing conditions, including approval by regulatory authorities in Mexico, is expected to close by the end of the calendar year 2022, after which the Company would consolidate Grupo Gondi into its financial statements. WestRock has the ability to fund the purchase with existing liquidity.

About WestRock

WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Any statements in this release about expectations, beliefs, plans, projections or forecasts, including statements regarding the proposed transaction, the estimated EBITDA of Grupo Gondi for calendar year 2022, the expected timetable for completing the transaction, and anticipated outcomes, benefits and synergies of the transaction that are not historical facts are forward-looking statements. WestRock cautions readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. With respect to these statements, the Company has made assumptions regarding, among other things, the results and impacts of this acquisition, including whether and when regulatory approvals will be received, and other closing conditions will be satisfied; the amount of debt of the Company (including that of Grupo Gondi) upon the closing of the acquisition; developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on operations, impacts of the pandemic on commercial activity, customers and consumer preferences and demand; supply chain disruptions, and disruptions in the credit or financial markets; economic, competitive and market conditions generally, including the impact of COVID-19; volumes and price levels of purchases by customers; competitive conditions in the Company’s businesses (including those of Grupo Gondi following this acquisition) and possible adverse actions of customers, competitors and suppliers; labor costs and availability; the severity, magnitude and duration of drought conditions in Mexico and the impact thereof on Grupo Gondi’s customers and Grupo Gondi’s operations; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement our capital projects; severance and other shutdown costs; restructuring costs; utilization of real property that is subject to the restructurings due to realizable values from the sale of such property; credit availability; and raw material and energy costs. The Company’s businesses (including those of Grupo Gondi following this acquisition) are also subject to a number of risks that could affect any such forward-looking statements, which are more particularly described in our filings with the Securities and Exchange Commission, including in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. The information contained herein speaks as of the date hereof and the Company does not have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Information

We are not providing a reconciliation of any forward-looking non-GAAP financial measure to the most directly comparable GAAP measure because of the inherent difficulty in predicting the occurrence, the financial impact and the periods in which potential non-GAAP adjustments may be recognized. For the same reason, we are unable to address the probable significance of the unavailable information.

Contacts

Investors:
Robert Quartaro, 470-328-6979
Senior Vice President, Investor Relations
robert.quartaro@westrock.com

James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

Media:
Robby Johnson, 470-328-6397
Manager, Corporate Communications
robby.b.johnson@westrock.com